Exhibit 16.1

February 3, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 3, 2014 of Wireless Attachments, Inc. and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in item 4.01.

Very truly yours,

AJ. ROBBINS, P.C.

by /s/Richard J. Fleischman
    Richard Fleischman, CPA